Exhibit 4(a)-5
AMENDMENT NO. 4

TO

PPL EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, PPL Services Corporation ("PPL") has adopted the PPL Employee Stock Ownership Plan ("Plan") effective July 1, 2000, on behalf of various affiliated companies; and

WHEREAS, the Plan was amended and restated effective January 1, 2002 and subsequently amended by Amendment No. 1, 2 and 3; and

WHEREAS, the Company desires to further amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

I.           Effective January 1, 2010, Section 2.20 is amended to read as follows:

2.20      "Market Value" shall mean, with respect to the Stock, the closing prices of the Stock reported by the New York Stock Exchange for the third trading day immediately preceding the date on which the Stock is contributed to the Plan.

II.           Except as provided for in this Amendment No. 4, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 4 is executed this _____ day of ________________, 2009.

PPL SERVICES CORPORATION

By:_______________________________
Stephen R. Russo
Vice President-Human Resources
& Services